Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

November 12, 1999


Board of Directors
Cova Financial Services Life Insurance Company
One Tower Lane, Suite 3000
Oakbrook Terrace, IL 60181-4644

RE:  Opinion of Counsel - Cova Variable Annuity Account One

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-4 for the Individual Flexible Purchase Payment Deferred Variable Annuity Contracts (the "Contracts") to be issued by Cova Financial Services Life Insurance Company and its separate account, Cova Variable Annuity Account One.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. Cova Variable Annuity Account One is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By: /s/RAYMOND A. O'HARA III
    -----------------------------
    Raymond A. O'Hara III